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                                                                EXHIBIT 21.1

Subsidiaries as of August 19, 1997:
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     BERINGER VINEYARDS (EUROPE) S.A. (SWISS CORP.)
     BERINGER WINE ESTATES SALES CO. (CA CORP.)
     BERINGER FOREIGN SALES CORPORATION (BARBADOS CORP.)
     CORK PROCESSORS, INC. (DEL. CORP.)

AND THE OPERATING COMPANY:

     BERINGER WINE ESTATES COMPANY (DEL. CORP.)